Exhibit 99.1

Avigen Reports Second Quarter 2009 Financial Results

ALAMEDA, CA, August 10, 2009 – Avigen, Inc. (Nasdaq: AVGN) a biopharmaceutical company, today reported financial results for its second quarter ended June 30, 2009. At June 30, 2009, Avigen had approximately $41.6 million in financial assets, including cash, cash equivalents and available-for-sale securities and restricted investments, compared with approximately $56.8 million at December 31, 2008 before repaying $7.0 million of outstanding bank borrowings in March 2009. More complete financial results are detailed in the financial tables below.

“During the second quarter, we focused on winding down our research and development activities and satisfying outstanding financial obligations, as can be seen in the significant reduction in net loss during the quarter,” stated Andrew Sauter, Avigen’s Chief Executive Officer, President and Chief Financial Officer.

Financial Results

Avigen reported a net loss of $1.3 million, or $0.04 per share, for the quarter ended June 30, 2009, compared to $7.3 million, or $0.25 per share, for the quarter ended June 30, 2008. For the six months ended June 30, 2009 and 2008, Avigen reported a net loss of $8.5 million, or $0.29 per share, and $14.8 million, or $0.50 per share, respectively.

During the six months ended June 30, 2009, Avigen’s Board of Directors and management have focused on reducing costs and preserving the value of the company’s assets. On March 26, 2009, the Board of Directors announced that it intended to develop a plan that would maximize the liquidation value of the company.

Second Quarter Results

Research and development expenses for the three-month periods ended June 30, 2009 and 2008 were $562,000 and $5.9 million, respectively. This decrease reflects the wind down of most of Avigen’s research and development activities and savings from the corporate restructuring initiated in November 2008. The company continues to support the ongoing clinical trial of AV411 that is funded by the National Institute on Drug Abuse (NIDA) for the treatment of opioid withdrawal.

General and administrative expenses for the three-month periods ended June 30, 2009 and 2008 were $1.4 million and $2.3 million, respectively. Approximately half of the expenses for the 2009 period represent costs for Avigen’s remaining building lease, which is partially offset by sublease income.

Sublease income rose to $224,000 for the second quarter of 2009, reflecting the impact of entering into a new sublease agreement effective March 1, 2009.

Net interest income and other income were $347,000 and $703,000 for the quarters ended June 30, 2009 and 2008, respectively. This decrease primarily reflects the lower outstanding balances of interest-bearing cash and securities, as well as a general decline in market interest rates that have led to a lower average yield earned on Avigen’s portfolio.

Six-Month Results

Research and development expenses for the six months ended June 30, 2009 and 2008 were $3.3 million and $12.2 million, respectively. This decrease reflects the wind down of most of Avigen’s research and development activities and savings from the corporate restructuring initiated in November 2008.

General and administrative expenses for the six months ended June 30, 2009 and 2008 were $6.4 million and $4.6 million, respectively. The expenses for the 2009 period include a one-time severance charge of approximately $1.6 million in connection with the staff reduction announced during the first quarter, and approximately $2.1 million in legal and other professional services expenses, primarily in connection with Avigen’s response to a proxy fight and unsolicited tender offer during the first quarter, as well as support for Avigen’s review of strategic merger and acquisition opportunities.

Sublease income was $362,000 for the six months ended June 30, 2009 compared to $173,000 for the same period in 2008.

Net interest income and other expenses were $771,000 for the six months ended June 30, 2009 compared to $1.5 million for the same period in 2008.

About Avigen

Avigen is a biopharmaceutical company that has focused on identifying and developing differentiated products to treat patients with serious neurological and other disorders. For more information about Avigen, consult the company's website at www.avigen.com.

AVIGEN, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS
(In thousands, except shares
and per share information)
(unaudited)	Three months ended		Six months ended
	June 30		June 30
	2009	2008	2009	2008
Revenue	$100	$-	$100	$-
Operating expenses
Research and development	562	5,901	3,340	12,163
General and administrative	1,436	2,261	6,414	4,550
Impairment loss related to long-lived assets	-	-	-	(274)
Total operating expenses	1,998	8,162	9,754	16,439

Loss from operations	(1,898)	(8,162)	(9,654)	(16,439)
Sublease income	224	118	362	173
Net interest income and other expense	347	703	771	1,514
Net loss	$(1,327)	$(7,341)	$(8,521)	$(14,752)

Basic and diluted net loss per common share	$(0.04)	$(0.25)	$(0.29)	$(0.50)

Shares used in basic and diluted net loss
per common share calculation	29,820,895	29,769,115	29,795,148	29,762,148

CONDENSED BALANCE SHEETS
			June 30	December 31,
			2009	2008
(In thousands)			(unaudited)	(1)
Cash, cash equivalents and available-for-sale securities			$36,243	$47,803
Restricted investments - current			$3,392	$7,036
Accrued interest and other current assets			$548	$914
Total current assets			$40,183	$55,753

Restricted investments			$2,000	$2,000
Property and equipment, net			$33	$52
Deposits and other assets			$217	$241

Total assets			$42,433	$58,046

Current liabilities			$2,555	$10,240

Long-term obligations			$525	$602
Stockholders' equity			$39,353	$47,204

Total liabilities and stockholders' equity			$42,433	$58,046

(1) Derived from audited financial statements.